Exhibit 99.1






Media Contact:                Doug Kline
                              (877) 866-2066
                              www.sempra.com

Investor Relations Contact:   Clem Teng
                              (877) 736-7727


        SEMPRA ENERGY SECOND-QUARTER EARNINGS RISE 34 PERCENT

     Trading and International Operations Show Improved Results;
                      SDG&E Earnings Decline


     SAN DIEGO, July 27, 2000 - Based on increased profits at its energy trading and international units, Sempra Energy (NYSE: SRE) today reported unaudited consolidated net income of $110 million, or 55 cents per diluted share of common stock, for the second quarter of 2000, up 34 percent over last year's second-quarter net income of $82 million, or 35 cents per diluted share. Last year's second-quarter income included non-recurring business-combination costs of $12 million after-tax, or 5 cents per diluted share.
     Second-quarter revenues for Sempra Energy were $1.5 billion in 2000, equal to revenues in the year-earlier period.
     "We are now seeing significant contributions from new lines of business outside our California utilities," said Stephen L. Baum, vice chairman, president and chief executive officer of Sempra Energy. "These unregulated businesses provided 21 percent of our consolidated net income for the quarter, and we are well on our way to achieving our goal to derive one-third of our annual earnings from them by 2003."

                               -more-

     The earnings from the unregulated businesses more than offset reduced or flat earnings at the company's two California utilities, San Diego Gas & Electric (SDG&E) and Southern California Gas Company. In California's newly deregulated energy market, SDG&E no longer generates nor prices electricity, but acts as an energy-delivery service provider. SDG&E buys electricity from the California Power Exchange (Cal-PX) and passes that cost directly onto its customers, with no mark-up.
     The increase in corporate earnings was due primarily to oil and natural gas transactions by Sempra Energy Trading outside of California. More than 90 percent of the trading unit's earnings was derived from its activities in the eastern half of the United States and Europe.
     "We continue to be concerned about the impact that high Cal-PX electricity prices are having on SDG&E's customers, and we are working with all the participants in California's deregulated energy market to arrive at short- and long-term solutions," Baum said. "We believe regulators need to move quickly to enable the installation of real-time hourly meters statewide to give consumers the ability to capture the full value of their energy conservation. Also, there are significant problems in the wholesale electricity marketplace and we advocate imposition of a wholesale price cap in the entire western region to bring more price stability. In the long term, California needs an infusion of new power generation and transmission to meet growing energy demand in the state."
     Sempra Energy continues to pursue a focused, integrated business strategy to capitalize on opportunities in the $160 billion U.S. retail energy services marketplace, Baum added. The company is concentrating on growth in six business lines:
regulated energy delivery services; energy trading; international energy transmission and distribution; competitive retail energy services for the commercial, industrial and residential markets; wholesale electric generation; and technology ventures.

                              -more-
Energy Delivery Services
     Net income for San Diego Gas & Electric (SDG&E) in the second quarter was $40 million, down 15 percent from $46 million for the same period in 1999. The decline in net income was due primarily to regulatory changes effective in mid-1999 related to California's electric industry restructuring and the elimination of a regulatory balancing account. With the elimination of the balancing account, SDG&E's net income now fluctuates with changes in natural gas demand, due to seasonal and other factors. During the second quarter 2000, this resulted in a $4 million decrease in net income.
     Southern California Gas Company recorded net income of $47 million in the second quarter 2000, up from $46 million in 1999's second quarter.

Parent Company and New Business Activities
     In the second quarter of 2000, net income for Sempra Energy's non-utility and new-business operations - including Sempra Energy Trading, Sempra Energy International, Sempra Energy Solutions, Sempra Energy Financial, Sempra Energy Resources, Sempra Communications and the parent company - rose to $23 million from a loss of $10 million in the second quarter 1999.

Energy Trading
     Sempra Energy Trading's net income grew to $40 million in the second quarter 2000, compared to $3 million in the year-earlier period. The dramatic increase is primarily due to improved results in oil and natural gas trading in the United States and Europe amidst volatile international commodity markets.
     "We're pleased with these results - clearly Sempra Energy Trading has demonstrated its value as a key element in our strategic direction," said Baum. "We also are aware that energy trading is more volatile than the traditional utility business and Sempra Energy Trading's results will vary from quarter to quarter."

                            -more-

     Sempra Energy Trading's physical trading volumes of natural gas increased 91 percent to 8.4 billion cubic feet per day (bcfd) during the quarter, compared to 4.4 bcfd during the same period last year. Trading volumes of crude oil and products increased 4 percent to 2.4 million barrels per day (mbd) in second quarter 2000, compared to 2.3 mbd in second quarter 1999.
     During the quarter, the company entered the Asian energy trading market, opening a new office in Singapore.
     In May 2000, Sempra Energy Trading was chosen as the preferred wholesale natural gas supplier to Utility.com, the world's first Internet utility company. Sempra Energy Trading will provide competitively priced natural gas to Utility.com, which currently serves consumers in California and Pennsylvania.

International Operations
     Sempra Energy International's net income grew to $7 million in the second quarter 2000 from a loss of $2 million during the same quarter last year. The increase was due primarily to the profit contributions of Chilquinta Energia and Luz del Sur, two South American electric distribution utilities that Sempra Energy International jointly acquired with PSEG Global in mid-1999.
     Sempra Energy International achieved three major milestones in its growth strategy during the second quarter. First, the company began delivering U.S. natural gas through the Rosarito Pipeline to the Presidente Juarez Power Plant in Baja California, Mexico, with a current load of approximately 87 million cubic feet per day.
The company also announced a partnership with PG&E Corporation's National Energy Group and Mexico's Proxima Gas, S.A. de C.V., to build the proposed North Baja Pipeline, a $230 million, 212-mile pipeline from Arizona across California and Baja California, Mexico. Finally, the international subsidiary signed an agreement with Dominion Resources Inc. to purchase Dominion's assets in Argentina, including an additional 21.5-percent interest in holding companies that control two natural gas distribution utilities.
When the transaction is completed, Sempra Energy International will have raised its total stake in the Argentine utility holding companies to 43 percent.

                             -more-
Retail Energy Services
     Revenues from Sempra Energy's retail energy services marketing operations in the second quarter 2000 nearly doubled to $114 million, compared to $59 million in the same quarter last year. These operations are concentrated primarily in Sempra Energy Solutions, which markets integrated energy-services solutions to commercial, industrial and institutional customers, and Energy America, which sells gas and electricity to residential and small-business customers.
     During the quarter, Sempra Energy Solutions signed a three-year, $85 million contract to offer energy-efficiency services to facilities associated with Premier Inc., a purchasing alliance serving 1,800 non-profit hospitals and health-care systems. The subsidiary also entered into an agreement to acquire full ownership of the energy infrastructure at The Venetian Hotel Resort Casino and Sands Expo & Convention Center in Las Vegas, and DreamWorks Animation Studios in Glendale, Calif., two of the company's largest energy service customers.
     Earlier this month, Energy America acquired 50,000 residential and small-business customers from Titan Energy of Georgia for $2.5 million. Energy America now sells electricity and natural gas to 425,000 customers in six states.
     Continued start-up costs at Sempra Energy's retail energy services operations led to a loss of $7 million in the second quarter 2000, compared to a loss of $4 million during the same period last year.

Generation
     Second-quarter earnings from Sempra Energy Resources' generation operations were $3 million, compared to $1 million last year, primarily due to the start-up of commercial operations at El
Dorado Energy.   The 480-megawatt power plant, jointly owned with
Reliant Energy, was operational for approximately two-thirds of the quarter. Located near Las Vegas, the plant sells electricity into the wholesale power markets of Nevada, California and the southwestern United States. Over the next five years, Sempra Energy Resources will develop a portfolio of electric generation plants to meet customer needs as part of Sempra Energy's overall retail energy marketing strategy.

                               -more-
Share Repurchases
     The weighted average number of common shares outstanding (diluted) for the second quarter was 201 million, down from 237 million for the same period in 1999. The decrease in shares outstanding resulted from Sempra Energy's repurchase of 36 million shares of common stock through a Dutch Auction self-tender.
     In July, Sempra Energy repurchased approximately 160,000 additional shares of common stock on the open market, as part of a board-approved $100 million buyback program.
     Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 12,000 employees and
revenues of nearly $5.5 billion.   Through its eight principal
subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- Sempra Energy serves more than 9 million customers in the United States, Europe, Canada, Mexico and South America.
                                # # #

     This press release contains statements that are not historical fact and constitute projections, forecasts or forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause the company's future results to differ materially from those expressed in these statements. Many of the factors that will determine these results are beyond the company's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties, include, among others: national, international, regional and local economic, competitive and regulatory conditions and developments; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; technological developments; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 1999, which has been filed with the Securities and Exchange Commission and is available through the EDGAR system without charge at its Web site, www.sec.gov.


SEMPRA ENERGY
                                     TABLE A

CONSOLIDATED INCOME STATEMENT (Unaudited)
                                       Three Months Ended       Six Months Ended
                                            June 30                  June 30
                                       ------------------       ----------------
                                        2000        1999         2000      1999
                                       -----------------------------------------
In Millions of Dollars, Except Per Share Amounts

Revenues
California utilities:
  Natural Gas                         $  716      $  706      $ 1,537   $ 1,404
  Electric                               473         646          822     1,006
Other                                    347         165          643       298
                                       ------------------       ----------------
        Total                          1,536       1,517        3,002     2,708

Expenses
Cost of natural gas distributed          316         275          706       566
Electric fuel and net purchased power    264         109          397       211
Operating expenses                       530         485        1,029       873
Depreciation and decomissioning          144         467          278       609
Franchise payments and other taxes        40          41           91        86
Preferred dividends/distributions by
   subsidiaries                            7           3           12         6
                                       ------------------       ----------------
        Total                          1,301       1,380        2,513     2,351
                                       ------------------       ----------------
Income Before Interest and Income Taxes  235         137          489       357
Interest expense                          76          54          149       112
                                       ------------------       ----------------
Income Before Income Taxes               159          83          340       245
Income taxes                              49           1          117        64
                                       ------------------       ----------------
Net Income                            $  110      $   82       $  223    $  181
                                       ------------------       ----------------

Weighted Average Shares Outstanding *    201         237          215       237

Net Income Per Share of Common Stock  $ 0.55      $ 0.35       $ 1.04    $ 0.76
Dividends Declared Per Common Share   $ 0.25      $ 0.39       $ 0.50    $ 0.78

*In millions of shares (basic and diluted)



KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)

                                                           June 30
                                                ----------------------------
In Millions of Dollars, Except Per Share Amounts      2000           1999
                                                -------------    -----------
Short-Term Debt                                   $     --       $     --
Current Portion of Long-Term Debt                      153            334
Long-Term Debt                                       3,313          2,889
                                                -------------    -----------
        Total Debt                                   3,466          3,223
Preferred Stock of Subsidiaries                        204            204
Mandatorily Redeemable Trust Preferred Securities      200             --
Common Equity                                        2,420          2,909
                                                -------------    -----------
        Total Capitalization                      $  6,290       $  6,336
                                                -------------    -----------

Debt to Total Capitalization                           55%            51%
Book Value per Share                              $  12.01       $  12.26
Cash and Cash Equivalents                         $    546       $    656



SEMPRA ENERGY
                                     TABLE B
BUSINESS UNIT EARNINGS (Unaudited)
                        Three Months Ended            Six Months Ended
                             June 30                       June 30
                        -----------------             ----------------
                         2000       1999  Change       2000      1999   Change
                        ------------------------      ------------------------
Delivery Services:
   SoCal Gas          $    47    $    46  $  1       $   97    $   93   $  4
   SDG&E                   40         46    (6)          92        99     (7)
                        ------------------------      ------------------------
       Subtotal            87         92    (5)         189       192     (3)

Energy Trading             40          3    37           58         4     54
International               7         (2)    9           12        (8)    20
Generation                  3          1     2            3         2      1
Retail Services            (7)        (4)   (3)         (13)       (8)    (5)
Technology Ventures        (3)        (1)   (2)          (5)       (3)    (2)
Financial                   7          7    --           15        14      1
Parent and Other          (24)        (2)  (22)         (36)       --    (36)
                        ------------------------      ------------------------
   Subtotal                23          2    21           34         1     33

Business-Combination Costs --        (12)   12           --       (12)    12
                        ------------------------      ------------------------
   Total Net Income   $   110    $    82  $ 28       $  223    $  181   $ 42
                        ------------------------      ------------------------
   Shares Outstanding
     (in millions)        201        237                215       237
                        -----------------             ----------------

   Earnings per Share $  0.55    $  0.35 $0.20       $ 1.04    $ 0.76   $0.28
                        ------------------------      ------------------------



FINANCIAL HIGHLIGHTS (Unaudited)
                                        Three Months Ended    Six Months Ended
                                             June 30               June 30
                                       -----------------------------------------
                                        2000       1999        2000        1999
                                       -----------------------------------------
Capital Expenditures (in millions)
   SoCalGas                           $  47      $   34       $  87      $   66
   SDG&E                              $  65      $   48       $ 130      $   90
Authorized Return on Common Equity
   SoCalGas                              --          --       11.60%     11.60%
   SDG&E                                 --          --       10.60%     10.60%
Achieved Return on Common Equity
 (annualized)
   SoCalGas                              --          --       14.94%     14.10%
   SDG&E                                 --          --       14.60%     17.11%
   Sempra                                --          --       16.50%     12.44%




SEMPRA ENERGY                        TABLE C

OPERATING STATISTICS (Unaudited)
                                    Three Months Ended        Six Months Ended
                                         June 30,                   June 30,
                                    -------------------       -----------------
                                    2000           1999       2000         1999
                                    -------------------       -----------------

Delivery Services (California Utilities)

Revenues ($ Millions)
  SDG&E                                574         740        1,045       1,201
  SoCalGas (excludes
    intercompany sales)                615         612        1,314       1,209

Gas Sales (BCF)                         79         106          212         265
Transportation and Exchange (BCF)      166         117          304         226
                                    -------------------       -----------------
Total Deliveries (BCF)                 245         223          516         491
                                    -------------------       -----------------

Total Gas Customers (Thousands)                               5,764       5,677

Electric Sales (Millions of Kwhs)    3,674       3,449        7,468       7,186
Direct Access (Millions of Kwhs)       865         746        1,744       1,403
                                    -------------------       -----------------
Total Deliveries (Millions of Kwhs)  4,539       4,195        9,212       8,589
                                    -------------------       -----------------

Total Electric Customers (Thousands)                          1,228       1,209


Energy Trading

Operating Margins ($ Millions)
  North America                        103          17          145          31
  Europe/Asia                           31          14           62          20
Natural Gas (Physical, BCF/Day)        8.4         4.4          8.2         5.1
Electric (Physical, Millions
  of Kwhs)                          12,644       4,200       17,357       9,192
Oil & Liquid Products (Physical,
  Millions Bbls/Day)                   2.4         2.3          2.2         1.3


International (1)
  Revenues  ($ Millions)               199         192          469         452
  Natural Gas Sales (BCF)
    Argentina                           42          53          105         125
    Mexico                               4           2            8           5
  Natural Gas Customers (Thousands)
    Argentina                                                 1,287       1,244
    Mexico                                                       37          14
  Electric Sales (Millions of Kwhs)
    Chile                              395         363          773         707
    Peru                               891         843        1,792       1,685
  Electric Customers (Thousands)
    Chile                                                       387         383
    Peru                                                        683         650


Retail Services
  Revenues ($ Millions)
    Commercial and Industrial           73          36          119          68
    Mass Market                         41          23           91          41

  Mass Market Customers (Thousands)                             377         320

  Mass Market Gas Volumes (BCF)          9           7           23          13

  Mass Market Electricity Volumes
    (Millions of Kwhs)                  89          --           93          --


(1) Represents 100 percent of these subsidiaries, although all are less than 100 percent owned by Sempra
